Exhibit 99

SEALED AIR ACHIEVES RECORD SALES IN SECOND QUARTER

Announces Global Manufacturing Strategy Details

ELMWOOD PARK, N.J., Wednesday, July 26, 2006 — Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.62 for the second quarter of 2006, which includes a restructuring charge of $0.08 per share relating to the start of the first phase of the Company’s multi-year global manufacturing strategy.  Excluding the restructuring charge, diluted earnings per common share for the quarter would have been $0.70 per share.  In the second quarter of 2005, diluted earnings per common share were $0.66.  Sealed Air’s net sales for the quarter increased 6% to $1.08 billion, compared with $1.02 billion in 2005.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“We achieved record sales in the second quarter driven by the favorable impact of previously implemented price increases and double-digit growth in Latin America.  Our gross profit margins improved sequentially from the first quarter of this year as we continue to improve our operating performance.  Our business generated steady cash flow with our cash and short-term investment balances increasing by $98 million during the quarter to a total of $579 million.”

Commenting on the Company’s manufacturing strategy, Mr. Hickey stated:

“As we have previously outlined, our global manufacturing strategy is focused on realigning our production capabilities to make the right product in the right place at the right cost.  This strategy includes investing in new production capacity in developing markets around the world, creating manufacturing centers of excellence to improve the operating efficiencies of our existing facilities and investing in new technologies to drive additional increases in productivity.  These investments, combined with our global supply chain initiatives, will enable us to lower our overall cost structure and further enhance our ability to meet the needs of our customers.

“We plan to invest approximately $130 to $150 million in capital to implement the first phase of our global manufacturing strategy, the majority of which will be spent during the remainder of 2006 and in 2007.  In conjunction with this capital investment, we currently expect to incur $90 to $100 million in expenses related to these projects, which includes $12 million recognized in the second quarter of 2006, to cover items such as equipment relocation, facility start-up and severance.  Our estimated savings resulting from implementation of the first phase of our global manufacturing strategy are expected to range from $55 to $65 million annually, a portion of which should be realized starting next year, with the full amount expected to be realized starting in 2009.”

Financial Highlights for the Second Quarter

•                  Net sales increased 6% to $1.08 billion compared with $1.02 billion for the second quarter of 2005.  The increase in net sales resulted from a $30 million favorable change in product price/mix combined with $18 million in unit volume growth and $22 million from acquisitions.  Excluding the unfavorable effect of $8 million in foreign currency translation, net sales would have increased 7%.

•                  Gross profit increased to $307 million compared with $296 million for the second quarter of 2005.  The increase in gross profit was attributable to the sales growth in the quarter.  As a percentage of net sales, gross profit declined to 28.4% compared with 29.0% in the second quarter of 2005.  The decline in gross profit as a percentage of net sales was due to higher petrochemical-based raw material and other energy-related costs combined with a shift in product mix.  Gross profit as a percentage of net sales increased sequentially compared with 27.8% in the first quarter of 2006 primarily due to lower raw material costs and improved operating efficiencies.

•                  Marketing, administrative and development expenses increased to $176 million compared with $170 million for the second quarter of 2005.  As a percentage of net sales, these expenses declined to 16.3% for the quarter compared with 16.6% in 2005.

•                  Operating profit was $119 million, or 11.0% of net sales, compared with $126 million, or 12.4% of net sales, in the second quarter of 2005.  Operating profit in the second quarter of 2006 includes restructuring charges of $12 million related to severance.  Excluding these restructuring charges, operating profit in the second quarter of 2006 was $131 million, or 12.1% of net sales.

•                  Interest expense was $39 million compared with $38 million in the second quarter of 2005 reflecting the impact of higher interest rates on the Company’s outstanding interest rate swaps.

•                  The Company’s effective income tax rate was 32.0% compared with 33.3% in the second quarter of 2005.  The decrease is attributable to the anticipated utilization of tax loss carryforwards by certain foreign subsidiaries.

Business Segment Review

Food Packaging Segment

The Company’s food packaging segment net sales for the second quarter increased 7% to $681 million compared with $635 million last year.  The positive impact of acquisitions, selling price increases in North America and continued strong unit volume growth in Latin America contributed to growth in the quarter.  Excluding the $4 million unfavorable effect of foreign currency translation, segment net sales would have increased 8%.  Operating profit for the second quarter was $77 million, or 11.4% of net sales, compared with $83 million, or 13.1% of net sales, in 2005.  The decline in operating profit as a percentage of net sales was due to higher raw material and energy-related costs, combined with an unfavorable shift in product mix.

Protective Packaging Segment

The Company’s protective packaging segment net sales for the second quarter increased 4% to $401 million compared with $385 million last year.  The positive impact of selling price increases in North America was the primary contributor to sales growth in the quarter.  Excluding the $3 million unfavorable effect of foreign currency translation, segment net sales would have increased 5%.  Operating profit for the second quarter was $54 million, or 13.4% of net sales, compared with $43 million, or 11.3% of net sales, in 2005.  The increase in operating profit as a percentage of net sales was due to the selling price increases noted above, which helped offset higher raw material and energy-related costs.

Financing Update

On July 19, 2006, the Company used available cash to retire its 5.625% euro notes due July 2006 as planned.  The euro notes had a face value of €200 million, equivalent to $252 million on July 19, 2006.

Capital Expenditures

Taking into account the implementation of the first phase of the Company’s global manufacturing strategy, the Company still expects that total capital expenditures in 2006 will range between $125 and $150 million and expects capital expenditures in 2007 to range between $150 and $175 million.

Earnings Guidance

Including the second quarter restructuring charge of $0.08 per share, Sealed Air now expects its full year 2006 diluted earnings per common share to be in the range of $2.82 to $3.02.  Excluding the restructuring charge of $0.08 per share, the Company’s earnings guidance remains unchanged at $2.90 to $3.10 per share.  In addition to the $12 million in restructuring charges recognized in the second quarter, the Company expects to incur additional charges of approximately $20 million, or $0.14 per share, in the second half of this year relating to the Company’s global manufacturing strategy.  The additional charges expected to be incurred during the second half of the year are not reflected in the Company’s earnings guidance listed above.

This guidance also assumes a slight increase in average raw material costs in the second half of the year.  The Company expects to mitigate these higher costs through continued improvements in operating efficiencies, by maintaining tight control on operating expenses and by implementing additional price increases as necessary.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the

Presentations & Events tab.  Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (888) 515-2235 (domestic) or (719) 457-2601 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Wednesday, August 2, 2006 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 8353849.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-GAAP Information

The Company’s management from time to time presents information that does not conform to U.S. Generally Accepted Accounting Principles, including diluted earnings per common share and operating profit excluding the effects of restructuring charges and changes in net sales excluding the effects of foreign currency translation.  The Company’s management believes that presenting diluted earnings per common share excluding the effects of restructuring charges reflects the Company’s operating performance on a basis consistent with the Company’s most recent earnings guidance.  The Company’s management uses operating profit excluding the effects of restructuring charges and changes in net sales excluding the effects of foreign currency translation to measure the performance of the Company’s operations.  Thus, management believes that this information may be useful to investors.  Such measures are also among the criteria upon which performance-based compensation may be determined.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  changes in raw material and energy costs; the effects of animal and food-related health issues; import/export restrictions; market conditions; the evolution and timing of the Company’s global manufacturing strategy; tax, interest and exchange rates; the success of new products; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES
Results for the periods ended June 30
(Unaudited)
(In millions, except per share data)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended June 30		% Increase	Six Months Ended June 30		% Increase
	2006	2005	(Decrease)	2006	2005	(Decrease)
Net sales by business segment:
Food packaging	$681.2	$634.6	7	$1,306.8	$1,229.5	6
Protective packaging	400.7	385.4	4	794.2	760.2	4

Total net sales	1,081.9	1,020.0	6	2,101.0	1,989.7	6

Cost of sales	774.6	724.1	7	1,510.1	1,416.3	7

Gross profit	307.3	295.9	4	590.9	573.4	3
As a % of total net sales	28.4%	29.0%		28.1%	28.8%

Marketing, administrative and development expenses	176.4	169.5	4	343.7	328.8	5
As a % of total net sales	16.3%	16.6%		16.4%	16.5%

Restructuring charges(1)	12.0	0.2	—	12.3	1.2	—

Operating profit	118.9	126.2	(6)	234.9	243.4	(3)
As a % of total net sales	11.0%	12.4%		11.2%	12.2%

Interest expense	(39.0)	(38.0)	3	(77.4)	(74.8)	3

Other income, net	5.1	5.8	(12)	9.5	9.0	6

Earnings before income tax expense	85.0	94.0	(10)	167.0	177.6	(6)

Income tax expense	27.2	31.3	(13)	53.4	59.0	(9)

Net earnings	$57.8	$62.7	(8)	$113.6	$118.6	(4)
As a % of total net sales	5.3%	6.1%		5.4%	6.0%

Basic earnings per common share(2)	$0.71	$0.75		$1.39	$1.42

Diluted earnings per common share(2)	$0.62	$0.66		$1.21	$1.24

Weighted average number of common shares outstanding:
Basic	81.5	83.3		81.5	83.5

Diluted	96.7	98.5		96.7	98.7

(1)             In the quarter and six months ended June 30, 2006, the Company recorded $11.8 million of restructuring charges for severance costs related to the first phase of its global manufacturing strategy.

(2)             See the Supplementary Information included in this release for the calculation of basic and diluted earnings per common share.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
Results for the periods ended June 30
(Unaudited)
(In millions, except per share data)
CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Basic EPS:
Numerator

Net earnings ascribed to common shareholders - basic	$57.8	$62.7	$113.6	$118.6

Denominator

Weighted average number of common shares outstanding - basic	81.5	83.3	81.5	83.5

Basic earnings per common share	$0.71	$0.75	$1.39	$1.42

Diluted EPS:
Numerator
Net earnings ascribed to common shareholders - basic	$57.8	$62.7	$113.6	$118.6

Add: Interest on 3% convertible senior notes, net of income taxes	1.9	1.9	3.9	3.9

Net earnings ascribed to common shareholders - diluted	$59.7	$64.6	$117.5	$122.5

Denominator

Weighted average number of common shares outstanding - basic	81.5	83.3	81.5	83.5

Effect of conversion of 3% convertible senior notes	6.2	6.2	6.2	6.2

Effect of assumed issuance of asbestos settlement shares	9.0	9.0	9.0	9.0

Weighted average number of common shares outstanding - diluted(1)	96.7	98.5	96.7	98.7

Diluted earnings per common share	$0.62	$0.66	$1.21	$1.24

(1)             In calculating diluted earnings per common share, the Company’s calculation of the weighted average number of common shares for the quarters and six months ended June 30, 2006 and 2005 provides for the conversion of the Company’s 3% convertible senior notes due June 2033 due to the application of Emerging Issues Task Force, known as the EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” the assumed issuance of nine million shares of common stock reserved for the Company’s previously announced asbestos settlement, which is discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2005 and its quarterly report on Form 10-Q for the quarterly period ended March 31, 2006, and the exercise of dilutive stock options, net of assumed treasury stock repurchases.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
Results for the periods ended June 30
(Unaudited)
RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE (1)

	Quarter Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Reported U.S. GAAP diluted earnings per common share	$0.62	$0.66	$1.21	$1.24

Earnings effect resulting from the following:

Restructuring charges, net of income tax expense	0.08	—	0.08	—

Diluted earnings per common share excluding restructuring charges	$0.70	$0.66	$1.29	$1.24

(1)             The Company’s management believes that presenting diluted earnings per common share excluding the effects of the restructuring charges reflects the Company’s operating performance on a basis consistent with the Company’s most recent earnings guidance and thus management believes that this information may be useful to investors.  The diluted earnings per common share excluding restructuring charges is among the criteria upon which performance-based compensation may be determined.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information
Results for the periods ended June 30
(Unaudited)
(In millions)
BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES(2)

BUSINESS SEGMENT INFORMATION:

	Quarter Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005

Operating profit
Food Packaging	$77.4	$83.1	$142.0	$159.0

As a % of food packaging net sales	11.4%	13.1%	10.9%	12.9%

Protective Packaging	53.7	43.4	105.5	86.0

As a % of protective packaging net sales	13.4%	11.3%	13.3%	11.3%

Total segments	131.1	126.5	247.5	245.0

Restructuring charges(1)	(12.0)	(0.2)	(12.3)	(1.2)

Unallocated corporate operating expenses	(0.2)	(0.1)	(0.3)	(0.4)

Total	$118.9	$126.2	$234.9	$243.4

As a % of total net sales	11.0%	12.4%	11.2%	12.2%

Depreciation and amortization
Food Packaging	$29.8	$29.0	$57.8	$58.1
Protective Packaging	13.1	14.8	26.5	29.9
Total	$42.9	$43.8	$84.3	$88.0

(1)             The quarter and six months ended June 30, 2006 includes a $12.0 and $12.3 charge, respectively, related to Food Packaging and no charges related to Protective Packaging.  The quarter and six months ended June 30, 2005 includes a $0.1 and $0.5 charge, respectively, related to Food Packaging and a $0.1 and $0.7 charge, respectively, related to Protective Packaging.

	Quarter Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005

CAPITAL EXPENDITURES:	$39.3	$20.7	$68.2	$41.3

(2)             The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.

SEALED AIR CORPORATION AND SUBSIDIARIES
Supplementary Information

June 30, 2006 and December 31, 2005

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006 (1)	2005

ASSETS

Current Assets:

Cash and cash equivalents	$531.0	$455.8

Short-term investments — available-for-sale securities	47.8	44.1

Accounts receivable, net of allowances for doubtful accounts	673.3	674.0

Inventories	440.2	409.1

Other current assets	121.7	112.4
Total current assets	1,814.0	1,695.4

Property and equipment:
Land and improvements	33.6	32.8
Buildings	505.1	508.6
Machinery and equipment	1,993.9	1,917.7
Other property and equipment	128.6	126.9
Construction-in-progress	87.4	66.7
	2,748.6	2,652.7
Accumulated depreciation and amortization	(1,824.0)	(1,741.5)
Property and equipment, net	924.6	911.2

Goodwill	1,946.8	1,908.8

Other assets	345.6	348.8

Total Assets	$5,031.0	$4,864.2

(1)             The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

June 30, 2006 and December 31, 2005

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006 (1)	2005

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$16.3	$21.8

Current portion of long-term debt	255.2	241.4

Accounts payable	257.6	250.3

Asbestos settlement liability	512.5	512.5

Other current liabilities	451.7	434.1

Income taxes payable	65.5	73.4

Total current liabilities	1,558.8	1,533.5

Long-term debt, less current portion	1,832.4	1,813.0

Other liabilities	133.7	125.6

Total Liabilities	3,524.9	3,472.1

Total Shareholders’ Equity	1,506.1	1,392.1

Total Liabilities and Shareholders’ Equity	$5,031.0	$4,864.2

(1)             The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.